UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 25, 2003

Date of Report (Date of earliest event reported)

Commission File Number: 000-27743

PAC-WEST TELECOMM, INC.

(Exact name of registrant as specified in its charter)

California	68-0383568
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1776 W. March Lane, Suite 250
Stockton, California	95207
(Address of principal executive offices)	(Zip Code)

(209) 926-3300

(Registrant’s telephone number, including area code)

Item 7. Financial Statements and Exhibits.
Item 9. Regulation FD Disclosure.
SIGNATURES
INDEX TO EXHIBITS
Press Release
First Supplemental Indenture

     Item 7. Financial Statements and Exhibits.
     Item 9. Regulation FD Disclosure.
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 99.1
EXHIBIT 99.2

Item 7. Financial Statements and Exhibits.

     (c) Exhibits.

99.1	Press Release, dated November 25, 2003.
99.2	First Supplemental Indenture, dated November 25, 2003.

Item 9. Regulation FD Disclosure.

Expiration of Early Tender Premium Deadline

     On November 25, 2003, Pac-West Telecomm, Inc., a California corporation (“Pac-West,” or the “Company”), issued a press release announcing that, pursuant to its previously announced cash tender offer (the “Tender Offer”) to purchase up to $59.0 million, or 62.0%, of the $95.1 million outstanding principal amount of its Series B 13.5% Senior Notes due 2009, it had received valid tenders and consents representing greater than a majority in principal amount of the senior notes outstanding as of the expiration of the early tender premium deadline at 5:00 p.m., New York City time, on November 25, 2003. Pursuant to the terms of the Tender Offer, the Company has executed a supplemental indenture, which, on the settlement date, will among other things, remove substantially all of the restrictive covenants of the indenture governing the Notes. Upon execution of the supplemental indenture, the withdrawal deadline expired. Accordingly, pursuant to the terms of the Tender Offer, any tender, whether made before or after the withdrawal deadline, may now no longer be withdrawn.

     As of the early tender premium deadline, 5:00 p.m., New York City time, on November 25, 2003, $76.8 million in aggregate principal amount, or approximately 80.7%, of the Notes outstanding had been validly tendered and not withdrawn. The amount of the Notes tendered and not withdrawn prior to the early tender deadline exceeds the $59.0 million maximum principal amount of the Notes the Company offered to purchase. As a result, assuming all of the conditions to completing the Tender Offer are satisfied or waived, the Company expects to accept $59.0 million of the validly tendered Notes, whether tendered prior to or following the early tender premium deadline, on a pro rata basis.

     The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on December 18, 2003.

     A copy of the press release is attached hereto as Exhibit 99.1 and a copy of the First Supplemental Indenture, dated November 25, 2003, is attached hereto as Exhibit 99.2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PAC-WEST TELECOMM, INC
(Registrant)

Dated: November 25, 2003	By: /s/ H. Ravi Brar

H. Ravi Brar
Chief Financial Officer

INDEX TO EXHIBITS

99.1	Press Release, dated November 25, 2003.
99.2	First Supplemental Indenture, dated November 25, 2003.